Exhibit 99.2

Keith Guilbault Named New Brand President at Qdoba Mexican Eats®

DENVER--(BUSINESS WIRE)--May 11, 2016--Jack in the Box Inc. (NASDAQ: JACK) today announced that Keith Guilbault will take over as Brand President for Qdoba Mexican Eats® after Tim Casey informed the company that he has decided to resign from that position, effective June 3, to pursue other career interests.

“We’re grateful to Tim for the outstanding job he did in overseeing the strategic repositioning of our Qdoba brand,” said Lenny Comma, Chairman & Chief Executive Officer for Jack in the Box Inc., which operates Qdoba as a wholly owned subsidiary. “Shortly after joining the company in 2013, Tim oversaw a comprehensive review of Qdoba’s brand strategy and took immediate steps to strengthen the brand, including closing underperforming locations, driving menu innovation, developing a new restaurant prototype, and rolling out a customer-friendly, all-inclusive pricing structure.

“I have every confidence in Keith’s ability to build upon Tim’s accomplishments and to continue strengthening Qdoba’s position in the fast-casual Mexican category. His experience spans virtually all areas of restaurant operations and marketing, as well as franchising, and he’s more than proven his leadership capabilities in several key management positions with our Jack in the Box® brand.”

Guilbault has served as Qdoba’s Chief Operating Officer since March 2016, and has been responsible for Company and Franchise Operations and Operations Support Services. He was previously Senior Vice President and Chief Marketing Officer for the company’s Jack in the Box brand. In that position he was responsible for all marketing functions, including Marketing Communications, Advertising, Media and Merchandising, as well as oversight of the brand’s menu strategy and several functions integral to product development and marketing, including Research & Development, Regional Marketing and Social Engagement. Guilbault joined Jack in the Box in 2004 as a Regional Vice President in Central California and subsequently held several positions of increasing responsibility, including Division Vice President of Brand Innovation & Regional Marketing, Division Vice President of Operations Initiatives and Vice President of Franchising. At the time of his promotion to Senior Vice President and Chief Marketing Officer in 2013, Mr. Guilbault was Vice President of Menu & Innovation.

Prior to joining Jack in the Box Inc., Guilbault held management positions for several companies. From 2001 to 2004, he was Senior Director and General Manager for Freemarkets, Inc. in Pittsburgh, a strategic sourcing technology provider. From 2000 to 2001, Mr. Guilbault was Director of Retail Operations for the Priceline Webhouse Club in Greenwich, Conn., an online auction forum. And from 1998 to 2000, he was Marketing Operations Manager for Mobil Oil Corporation in Los Angeles.

Guilbault received his MBA from Pepperdine University and a bachelor’s degree in marketing from the University of Rhode Island.

About Qdoba Mexican Eats®

Based in Denver since its beginnings in 1995, Qdoba – a wholly owned subsidiary of Jack in the Box Inc. (NASDAQ: JACK) – today has more than 600 restaurants in 47 states, the District of Columbia and Canada. At Qdoba, everyone is invited to live a more flavorful life. The Qdoba experience comes to life through its multi-dimensional approach to flavor that encompasses its people, place and food. Through the brand’s vision of flavor, guests and team members alike are encouraged to celebrate individuality, break down the walls of convention, and boldly craft a meal that’s packed full of flavors like 3-Cheese Queso and hand-smashed guacamole. Discover more at www.qdoba.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291